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                                  EXHIBIT 4.2


                          CERTIFICATE OF DESIGNATION OF
                     SERIES B CONVERTIBLE PREFERRED STOCK OF
                         YES! ENTERTAINMENT CORPORATION


         The undersigned, Donald D. Kingsborough and Sol Kershner, hereby certify that:

         I. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of YES! Entertainment Corporation, a Delaware corporation (the "Company").

         II. The Certificate of Incorporation of the Company authorizes 2,000,000 shares of preferred stock, par value $.001 per share, of which 85,000 shares are issued and outstanding.

         III. The following is a true and correct copy of the consent duly adopted by the Board of Directors of the Company (the "Board of Directors") dated July 22, 1997, which constituted all requisite action on the part of the Company for adoption of such consent.

                                   RESOLUTIONS

         WHEREAS, the Board of Directors is authorized to provide for the issuance of shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designations, powers, preferences and rights and the qualifications, limitations or restrictions thereof;

         WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the designations, powers, preferences, rights, qualifications, limitations, restrictions and privileges relating to such series as follows:

SECTION 1. DESIGNATION, AMOUNT AND PAR VALUE. There are hereby provided one series of Preferred Stock designated and to be known as "Series B Convertible Preferred Stock" (the "Series B Preferred"). The number of shares constituting Series B Preferred shall be five hundred forty thousand (540,000) (which shall not be subject to increase), with a par value of $.001.

SECTION 2. DIVIDENDS.

           (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share equal to $1.28 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per



                                       1.

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annum, payable in shares of Series B Preferred Stock, on the last day of March,
June, September and December commencing on September 30, 1997 or on the Conversion Date (each a "Dividend Payment Date"). Dividends on the Series B Preferred shall accrue daily commencing on May 1, 1997, and shall be deemed to accrue on the Dividend Payment Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The amount of dividends accrued on each share of Series B Preferred shall be calculated for each Dividend Payment Date on the basis of an annual dividend rate of $1.28 and a 360-day year of twelve 30-day months, and shall include any unpaid accrued dividends for prior periods or portions thereof. Within 15 Business Days of each Dividend Payment Date, dividends shall be paid by issuing and delivering to a holder of Series B Preferred that number of additional shares of Series B Preferred equal to the quotient of (a) the aggregate dollar amount of accrued and unpaid dividends for all shares of Series B Preferred held by such holder on the Dividend Payment Date divided by (b) Liquidation Preference (as hereafter defined). Should any dividend that is paid through the issuance and delivery of additional shares of Series B Preferred require the issuance and delivery of a fractional share or shares of Series B Preferred, no such fractional shares shall be so issued, but instead the Company shall pay the equivalent value of such fractional share in cash. The party that holds the Series B Preferred on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends that accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Series B Preferred subsequent to the applicable record date but prior to the applicable Dividend Payment Date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series B Preferred, such payment shall be distributed ratably among the holders of the Series B Preferred based upon the number of shares held by each holder.

SECTION 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Series B Preferred shall have no voting rights. However, so long as any shares of Series B Preferred are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred or (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to, prior to or pari passu with the Series B Preferred.

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series B Preferred shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred, including any shares to be issued pursuant to Section 2 hereof whether declared or not, an amount equal to $25.00 (as adjusted for any stock dividends, combinations, splits, recapitalization and the like with respect to such shares) (the "Liquidation Preference"), before any distribution or payment shall be made to the holders of any Junior Securities (as hereafter defined), and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Series B Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall



                                       2.

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mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each record holder of Series B Preferred.

SECTION 5. CONVERSION.

           (a) CONVERSION AT HOLDER'S OPTION. Each share of Series B Preferred shall be convertible into shares of Common Stock (as hereafter defined) (subject to reduction pursuant to Section 5(b)) at the option of the holder in whole or in part at any time and from time to time after October 31, 1997 at the Conversion Ratio (as hereafter defined), as adjusted to give effect to any and all Adjustment Events (as hereafter defined) occurring prior to conversion; provided, however, such shares shall be convertible at the option of the holder any time on or after August 1, 1997, if the"volume-weighted average" price (as defined and reported by Bloomberg, L.P.) of Common Stock exceeds ten dollars ($10.00) per share for a period of twenty (20) consecutive Trading Days (as hereafter defined), commencing on August 1, 1997. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series B Preferred to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series B Preferred to be converted and the date on which conversion is to be effected (the "Conversion Date"), which date may not be prior to the date the holder delivers such Conversion Notice by facsimile. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed deliverable pursuant to Section 5(e). Subject to Sections 5(b) and 5(e) and, as to the holders (or their designee) party to the Purchase Agreement (as hereafter defined), subject to Section 4.8 of the Purchase Agreement; each Conversion Notice, once given, shall be irrevocable. If a holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by such holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner within the time set forth in Section 5(e)) a certificate of such number of shares as have not been converted.

           (b) CERTAIN REGULATORY APPROVAL - OPTIONAL CONVERSIONS. If on a Conversion Date (A) the Common Stock is then listed for trading on the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or by an successor or replacement provision thereof) to the Nasdaq SmallCap Market, on the Nasdaq SmallCap Market, (B) the Conversion Ratio, as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred and Debentures (hereafter defined), would equal or exceed 20% of the number of shares of Common Stock outstanding on the Conversion Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of the Series B Preferred up to the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than sixty (60) days after such Conversion Date,



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convene a meeting of the holders of the Common Stock and obtain the Shareholder
Approval, or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Series B Preferred then outstanding, including shares subject to the Conversion Notice at issue at a price per share equal to the Redemption Price (as hereafter defined) calculated as of the Conversion Date; provided, however, that if the holder has requested that the Company obtain Shareholder Approval and the Company fails for any reason to obtain such Shareholder Approval within sixty (60) days after the Conversion Date, the Company shall be obligated to redeem, in accordance with this provision, all of the shares of Series B Preferred then outstanding, including shares subject to the Conversion Notice at issue and not converted as a result of the provisions of this subsection, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the holder has requested that the Company redeem shares of Series B Preferred, pursuant to this Section and the Company fails for any reason to pay the Redemption Price within five (5) Business Days after the Conversion Date, the Company will pay interest on such Redemption Price at a rate of 15% per annum to the converting holder of Series B Preferred, accruing from the Conversion Date until the Redemption Price plus any accrued interest thereon is paid in full. The entire Redemption Price, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's certificate of incorporation and by-laws, of the issuance of the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series B Preferred into Common Stock at a price less than the greater of the book or market value on the Closing Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

           (c) AUTOMATIC CONVERSION. On April 30, 2002 (the "Automatic Conversion Date") any and all outstanding shares of Series B Preferred shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Ratio, as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, in the manner provided herein.

           (d) CERTAIN REGULATORY APPROVAL - AUTOMATIC CONVERSION. If on the Automatic Conversion Date applicable to any conversion of shares of Series B Preferred (A) the Common Stock is then listed for trading on the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or by an successor or replacement provision thereof) to the Nasdaq SmallCap Market, on the Nasdaq SmallCap Market,
(B) the Conversion Ratio, as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred and Debentures (hereafter defined), would equal or exceed the Issuable Maximum, and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting holder of the Series B Preferred up to the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the holder shall have the option to require the Company to either (1) as promptly as possible, but



                                       4.

in no event later than sixty (60) days after such Conversion Date, convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval, or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Series B Preferred then outstanding, including shares subject to the Conversion Notice at issue at a price per share equal to the Redemption Price calculated as of the Conversion Date.

           (e) DELIVERY OF CERTIFICATES. Not later than three (3) Trading Days after a Conversion Date or the Automatic Conversion Date, the Company will cause the Transfer Agent to deliver to the holder (i) a certificate or certificates, representing the number of shares of Common Stock being acquired upon the conversion of Series B Preferred (subject to reduction pursuant to Section 5(b) and 5(d)) and (ii) a certificate representing the shares of Series B Preferred tendered in connection with a conversion hereunder but not converted. Any certificates representing shares of Common Stock to be delivered upon a conversion hereunder shall be free of restrictive legends and trading restrictions, except those specified in Section 4.1(b) of the Purchase Agreement. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series B Preferred until certificates representing the shares of Series B Preferred to be converted are either delivered to the Transfer Agent for conversion or the holder notifies the Company that such shares of Series B Preferred have been lost, stolen or destroyed and provides a bond reasonably satisfactory to the Company (or other adequate security reasonably acceptable to the Company) to indemnify the Company from any loss incurred by it in connection therewith. The counting of days for the purpose of computing liquidation damages pursuant to Section 5(b) shall not begin until such original certificates (or bond or security therefore, in a form acceptable to Company) has been delivered to the Transfer Agent. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If such certificate or certificates are not delivered within twenty (20) Trading Days after a Conversion Date, the holder shall be entitled to rescind such Conversion Notice upon written notice to the Company and the Transfer Agent, in which event the Company shall immediately instruct the Transfer Agent to return the certificates representing shares of Preferred Stock subject to such Conversion Notice that were tendered for conversion. The Company shall pay to the converting holder, as liquidated damages and not as penalty, $3,000 for each day that the Company fails to deliver such certificate or certificates pursuant to this Section commencing after the fifth (5th) Trading Day after the applicable Conversion Date or Automatic Conversion Date. In addition, if the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the fifteenth (15th) day after a Conversion Date or Automatic Conversion Date, the Company shall, at the Holder's option, (i) redeem the shares of Series B Preferred then held by such holder, as requested by such holder, at the Redemption Price calculated as of the Conversion Date or Automatic Conversion Date (which date may be referred to herein as a "Redemption Date") and (ii) pay all accrued but unpaid dividends on account of the Series B Preferred for which the Company shall have failed to issue Series B Preferred certificates hereunder, in cash. If the holder has requested that the Company redeem shares of Series B Preferred pursuant to this Section and the Company fails for any reason to pay the Redemption Price hereunder within five (5) Business Days after such notice, the Company will pay interest



                                       5.

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on such Redemption Price at a rate of 15% per annum, in cash to such Holder, accruing from such fifth (5th) Business Day until such Redemption Price and any accrued but unpaid interest thereon is paid in full.

           (f) ADJUSTMENTS.

               (i) The following events shall be deemed to be "Adjustment
Events:"

                   A. If the Company, at any time while any shares of Series B Preferred are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of either Common Stock or of capital stock of any class, (b) subdivide outstanding shares of Common Stock into a larger number of shares, or (c) combine outstanding shares of Common Stock into a smaller number of shares.

                   B. If the Company, at any time while any shares of Series B Preferred are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Price of Common Stock as calculated on the record date.

                   C. If the Company, at any time while shares of Series B Preferred are outstanding, shall distribute to all holders of Common Stock (and not to holders of Series B Preferred) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(f)(ii) and (iii) above).

               (ii) ADJUSTMENT FOR STOCK SPLITS, COMBINATIONS. If an Adjustment Event described in 5(f)(i)(A) occurs, then the Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment completed pursuant to this Section 5(f)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (iii) ADJUSTMENT FOR ISSUANCES TO COMMON STOCKHOLDERS. If an Adjustment Event described in 5(f)(i)(B) occurs, then the Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Price, and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of



                                       6.

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determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be calculated whenever such rights or warrants are issued and shall become immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment pursuant to this Section 5(f)(iii), if any such right or warrant shall expire and shall not have been exercised, such adjustment shall immediately upon such expiration be recomputed as if the adjustment computed upon the issuance of such rights or warrants been computed on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised. Such readjustment shall be effective immediately upon such expiration. The adjustment provided for in this Section 5(f)(iii) shall not be applicable to issuances of rights or warrants pursuant to a Stockholders Rights Plan properly adopted by the Company pursuant to Delaware General Corporate Law.

               (iv) ADJUSTMENT FOR DISTRIBUTION OF EVIDENCES OF INDEBTEDNESS OR ASSETS TO COMMON STOCKHOLDERS. If an Adjustment Event described in 5(f)(i)(C) occurs, then the Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction the numerator of which shall be such Per Share Market Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Per Share Market Price determined as of such record date; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be calculated whenever any such distribution is made and shall become applicable immediately after the record date mentioned above. The adjustment provided for in this Section 5(f)(iv) shall not be applicable to distributions of evidences of indebtedness or assets pursuant to a Stockholders Rights Plan properly adopted by the Company pursuant to Delaware General Corporate Law.

               (v) Upon the occurrence of an Adjustment Event, the Company shall promptly mail or instruct the Transfer Agent to promptly mail to each holder of Series B Preferred a notice setting forth (a) the adjustment to the Conversion Ratio required by the Adjustment Event at issue, (b) the cumulative adjustment to which the Conversion Ratio shall be subject after the Adjustment Event, giving effect to any and all prior Adjustment Events, and (c) a brief statement of the facts requiring the adjustment at issue.



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               (vi) ROUNDING. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               (vii) RECLASSIFICATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series B Preferred then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Series B Preferred shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Series B Preferred could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Series B Preferred at a price per share equal to the Redemption Price calculated on the date of the closing of the reclassification, consolidation, merger, sale, transfer or share exchange, as the case may be, triggering such redemption right. The entire Redemption Price shall be paid in cash, and the terms of payment of such Redemption Price shall be subject to the provisions set forth in Section 6(b). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Series B Preferred the right to receive the securities, cash or property in this Section 5(f)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer, or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges. Notwithstanding the foregoing, if upon the effectiveness of any business combination to which the Company is a party and from which the Company is not the surviving entity, if (i) the holders of the Common Stock immediately prior to the effectiveness of such business combination beneficially own (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), in the aggregate, 66-2/3% or more of the voting power of such surviving entity and (ii) no Person or group (as described in Rule 13d-5(d) promulgated under the Exchange Act) who was not a holder of the Common Stock immediately prior to such business combination beneficially owns in excess of 16-2/3% of the voting power of such surviving entity, then the holders of the Series B Preferred shall only be entitled to elect the conversion set forth in (A) above.

               (viii) NOTICE OF CERTAIN EVENTS. If:

                      A. the Company shall declare a dividend (or any other distribution) on its Common Stock (other than a subdivision of the outstanding shares of Common Stock); or



                                       8.

                      B. the Company shall declare a special nonrecurring cash dividend on or authorize a repurchase or redemption of more than ten thousand (10,000) shares of its then outstanding Common Stock, other than a repurchase or redemption of the Common Stock of an employee upon termination of employment with the Company for any reason; or

                      C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                      D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of then outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                      E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be mailed to the holders of Series B Preferred at their last addresses as shall appear on the stock books of the Company, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash, or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

           (g) RESERVATION OF COMMON STOCK. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred. The Company covenants that all shares of Series B Preferred that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

           (h) RESERVATION OF SERIES B PREFERRED. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Series B Preferred



                                       9.

solely for the purpose of payment of dividends on Series B Preferred, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series B Preferred, such number of shares of Series B Preferred as shall be issuable upon payment of dividends hereunder. The Company covenants that all shares of Series B Preferred Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

           (i) FRACTIONAL SHARES. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Price at such time. If the Company elects not to, or is unable to, make such a cash payment, the holder of a share of Series B Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

           (j) CERTIFICATES. The issuance of certificates for shares of Common Stock on conversion of Series B Preferred shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred so converted.

           (k) CANCELLED SHARES. Shares of Series B Preferred converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

           (l) NOTICE. Any and all notices or other communications or deliveries to be provided by a holder of Series B Preferred hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company, and, if applicable, to the Transfer Agent. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the holder of Series B Preferred at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement prior to 4:30 p.m. (Eastern Standard
Time) on a Trading Day, (ii) the Trading Day after the transmission, if delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 4:30 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized



                                       10.

overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

SECTION 6. REDEMPTION.

           (a) OPTIONAL REDEMPTION BY COMPANY.

               (i) The Company shall have the right, exercisable at any time upon five (5) Trading Days notice to the holders of the Series B Preferred (the "Optional Redemption Notice"), to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Series B Preferred which have not been previously converted or redeemed at a price per share equal to the Redemption Price calculated on the date of the Optional Redemption Notice (which date may be referred to herein as a "Redemption Date"). The entire Optional Redemption Price shall be paid in cash.

               (ii) On or after the date of the Optional Redemption Notice, no holder of Series B Preferred shall have the right to continue to convert shares of Series B Preferred which have been noticed for redemption.

               (iii) On the fifth (5th) Trading Day after the date of the Optional Redemption Notice, each holder of Series B Preferred shall deliver to the Company the shares of Series B Preferred owned by it and subject to the Optional Redemption Notice that have not been previously tendered for conversion and the Company shall deliver a sum equal to the product of (i) the Redemption Price as calculated on the Redemption Date and (ii) the number of shares of Series B Preferred tendered by or on behalf of such holder for redemption in accordance with the provisions hereof.

           (b) LIQUIDATED DAMAGES. If the Redemption Price shall not be paid in full within three (3) Trading Days of the fifth (5th) Trading Day after the date of the Optional Redemption Notice, the Company shall pay as liquidated damages and not as a penalty the sum of seven thousand five hundred dollars ($7,500) per day in cash until the Redemption Price, together with all such liquidated damages, is paid in full. In addition, if the Company shall have failed to pay any portion of the Redemption Price, within the applicable three Trading Day period set forth above, then any holder of Series B Preferred that was subject to such redemption may demand that the Company (i) convert all or any portion of the shares of its Series B Preferred for which the Redemption Price, shall not have been paid (the "Unpaid Portion") at the Conversion Ratio, as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, calculated as at the date of the Optional Redemption Notice, or the date of such conversion (a "Conversion Date"), whichever is higher, or (ii) promptly issue to such holder new certificates representing shares of Series B Preferred in a number equal to the Unpaid Portion.

           (c) BNY CONSENTS. Notwithstanding anything to the contrary contained herein, the Company may not deliver an Optional Redemption Notice unless it has received (and furnished to the each holder evidence thereof reasonably satisfactory to it of) prior written



                                       11.

consent of BNY (as hereafter defined) to pay the redemption amounts contemplated by this Section free from the subordination provisions of Section 8 hereof.

SECTION 7. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "AUTOMATIC CONVERSION DATE" is as defined in Section 5(c).

         "BNY" means BNY Financial Corporation, 1290 Avenue of the Americas, New York, New York 10104.

         "BNY BANK OBLIGATIONS" means the borrowings and interest due thereon (including, without limitation, any interest accruing after the commencement of any case, proceedings or other action relating to the liquidation, dissolution, assignment for the benefit of creditors, receivership, arrangement, bankruptcy, insolvency or reorganization of the Company regardless of whether such interest is allowable, payable or accruable to BNY in such case, proceeding or other action) under the Receivables Agreement, as the same may from time to time be amended, supplemented, otherwise modified, replaced or refinanced.

         "BUSINESS DAY" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.

         "CLOSING DATE" is as defined in the Purchase Agreement.

         "COMMON STOCK" means shares now or hereafter authorized of the class of Common Stock, par value $.001 per share, of the Company, stock of any other class into which such shares may hereafter be reclassified or changed and any other equity securities of the Company hereafter designated as Common Stock.

         "CONVERSION DATE" is as defined in Section 5(a).

         "CONVERSION NOTICE" is as defined in Section 5(a).

         "CONVERSION PRICE" shall mean, as of any date of determination, the product of (a) the Relevant Percentage as of the Conversion Date and (b) the lowest Per Share Market Price during the Measurement Period immediately preceding the Conversion Date; provided, however, that the Conversion Price as of any date of determination on or after May 1, 1998 shall not exceed the product of (x) 81.25% and (y) the average Per Share Market Price for the period from April 1, 1998 to and including April 30, 1998 (the "Maximum Conversion Price").

         "CONVERSION RATIO" shall mean, as of any date of determination, a fraction the numerator of which is the Liquidation Preference and the denominator of which is the Conversion Price.

         "DEBENTURES" means the 5% Convertible Debentures delivered by the Company pursuant to the Purchase Agreement.



                                       12.

         "DIVIDEND PAYMENT DATE" is as defined in Section 2(a).

         "ISSUABLE MAXIMUM" is as defined in Section 5(b).

         "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company other than the Series B Preferred.

         "LIQUIDATION PREFERENCE" is as defined in Section 4.

         "MAXIMUM CONVERSION PRICE" is as defined in the definition of "Conversion Price".

         "MEASUREMENT PERIOD" shall mean (i) with respect to any Conversion Date occurring during the period from November 1, 1997 to and including November 30, 1997, 14 Trading Days, (ii) with respect to any Conversion Date occurring during the period from December 1, 1997 to and including December 31, 1997, 16 Trading Days, (iii) with respect to any Conversion Date occurring during the period from January 1 to and including January 31, 1998, 18 Trading Days, (iv) with respect to any Conversion Date occurring during the period from February 1 to and including February 28, 1998, 20 Trading Days, (v) with respect to any Conversion Date occurring during the period from March 1 to and including March 31, 1998, 22 Trading Days, (vi) with respect to any Conversion Date occurring during the period from April 1, 1998 to and including April 30, 1998, 24 Trading Days,
(vii) with respect to any Conversion Date occurring during the period from May 1, 1998 to and including May 31, 1998, 26 Trading Days, (viii) with respect to any Conversion Date occurring during the period from June 1 to and including June 30, 1998, 28 Trading Days and (ix) with respect to any Conversion Date occurring on or after July 1, 1998, 30 Trading Days.

         "OPTIONAL REDEMPTION NOTICE" is as defined in Section 6(a)(i).

         "PER SHARE MARKET PRICE" means on any date of determination (a) the lowest reported sales price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock is then listed, as reported on Bloomberg, L.P. or (b) if the Common Stock is not listed on the Nasdaq National Market or such other stock exchange, the lowest reported sales price for a share of Common Stock in the Nasdaq SmallCap Market, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is no longer reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period as determined by the holder, or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority of shares of Series B Preferred; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.



                                       13.

         "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "PURCHASE AGREEMENT" means the Amended and Restated Securities Purchase Agreement, dated July 25, 1997.

         "RECEIVABLES AGREEMENT" means the Accounts Receivable Management and Security Agreement, dated as of July 31, 1995, among the Company and BNY.

         "REDEMPTION DATE" is as defined in Section 5(e) if in connection with a Conversion Notice and as defined in Section 6(a)(i) if in connection with an Optional Redemption Notice.

         "REDEMPTION PRICE" shall mean, as of any Redemption Date, a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Relevant Percentage as of the Redemption Date.

         "RELEVANT PERCENTAGE" shall mean (i) with respect to any Redemption Date occurring during the period from the Closing Date to and including October 31, 1997, 100%, (ii) with respect to any Conversion Date or Redemption Date occurring during the period from November 1, 1997 to and including November 30, 1997, 88.25%, (iii) with respect to any Conversion Date or Redemption Date occurring during the period from December 1 to and including December 31, 1997, 86.75%, (iv) with respect to any Conversion Date or Redemption Date occurring during the period from January 1, 1998 to and including January 31, 1998, 85.25%, (v) with respect to any Conversion Date or Redemption Date occurring during the period from February 1, 1998 to and including February 28, 1998, 84.00%, (vi) with respect to any Conversion Date or Redemption Date occurring during the period from March 1 to and including March 31, 1998, 82.50%, (vii) with respect to any Conversion Date or Redemption Date occurring on or after April 1, 1998, 81.25%.

         "SHAREHOLDER APPROVAL" is as defined in Section 5(b).

         "TRADING DAY" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or Nasdaq SmallCap Market or principal national securities exchange or market on which the Common Stock has been listed or quoted, or (b) if the Common Stock is not listed or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any principal national securities exchange or market, a day on which the Common Stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

         "TRANSFER AGENT" means Boston EquiServe.

         "UNDERLYING SECURITIES REGISTRATION STATEMENT" means the Registration Statement (as defined in the Registration Rights Agreement to be filed within thirty (30) Trading Days of Closing (as defined in the Purchase Agreement).



                                       14.

         "UNDERLYING SHARES" means the number of shares of Common Stock into which the Series B Preferred are convertible in accordance with the terms hereof and the Purchase Agreement.

         "UNPAID PORTION" is as defined in Section 6(a).

SECTION 8. SUBORDINATION.

         (a) The Series B Preferred is subordinated to full payment of all of the Company's obligations under the BNY Bank Obligations. Except to the extent otherwise specifically set forth in this Section, until such time as all BNY Bank Obligations are indefeasibly paid to BNY, the Company shall not, directly or indirectly, make any cash or other payment (except for the issuance and delivery of shares of Common Stock in respect of conversions or payments of dividends hereunder) that is due and owing on account of the Series B Preferred. Cash payments contemplated by Sections 5(c), 5(e), and 5(g) hereof, to the extent such payments do not exceed, in the aggregate, five hundred thousand dollars ($500,000), may be made by the Company to (and retained by) the holders of Series B Preferred as long as (i) at the time any such payment is due under such Sections, the Bank has not given notice to the Company of acceleration of the Company's obligations under the Receivables Agreement of (ii) the making of such payment shall not cause (as determined at the time such payment shall become due to the holders) the Company to exceed the borrowing limitations set forth in Section 2 of the Receivables Agreement, or cause an "Event of Default" (as defined under the Receivables Agreement) under Section 18(a) of the Receivables Agreement. Cash payments contemplated by Sections 5(c), 5(e), and 5(g) hereof, to the extent that such payments, in the aggregate, exceed five hundred thousand dollars ($500,000), may be made by the Company to (and retained by) the holders of the Series B Preferred as long as (1) at the time any such payment is due under such Sections, the Bank has not given notice to the Company of acceleration of the Company's obligations under the Receivables Agreement, or
(ii) at the time such payment becomes due the Company shall not be in default of Sections 12(n), 12(o), 12(p), 12(q), 18(a), 18(i) or 18(j) of the Receivables Agreement, or (iii) the making of such payment shall not cause (as determined at the time such payment shall become due to the holders) an Event of Default under such Receivables Agreement sections set forth in (ii) immediately above or cause the Company to exceed the borrowing limitations set forth in Section 2 of the Receivables Agreement. The subordination provided hereunder shall in no way limit the ability of the holders of the Series B Preferred to convert Debentures into shares of Common Stock and to receive payment of dividends hereunder in shares of Common Stock, including after such time as any Event of Default shall be declared under the Convertible Debentures.

         (b) Should any payment, other than payments contemplated in Section 8(a) above, be received by the holder of the Series B Preferred, such payment shall be held in trust by such holder for the benefit of BNY and shall be delivered forthwith to BNY for application to BNY Bank Obligations, in the form received with any necessary endorsements or assignment.

SECTION 9. REDEMPTION OR PURCHASE OF JUNIOR SECURITY



                                       15.

         So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7) except that the Company may (i) repurchase or redeem up to 10,000 shares of Common Stock and (ii) repurchase or redeem shares of Common Stock of any employee upon such employee's termination of employment with the Company), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all dividends on the Preferred Stock for all post dividend period shall have been paid free of the subordination provisions of Section 8. The foregoing provision shall not restrict the Company from adopting and implementing a Stockholder Rights Plan pursuant to Delaware General Corporate Law.

         RESOLVED FURTHER, that the Chief Executive Officer and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file with the Secretary of State of Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.



                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                            [SIGNATURE PAGE FOLLOWS]








                                       16.

         IN WITNESS WHEREOF, Yes! Entertainment Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Donald D. Kingsborough, its Chief Executive Officer, and attested by Sol Kershner, its Secretary this 21st day of July, 1997.




                                       YES! ENTERTAINMENT CORPORATION




                                              /s/ Donald D. Kingsborough
                                       _________________________________________
                                       Name:  Donald D. Kingsborough
                                       Title: Chief Executive Officer




Attest:





       /s/ Sol Kershner
_________________________________
Name:  Sol Kershner
Title: Secretary










                                       17.

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registration Holder in order to Convert shares of Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of YES! Entertainment Corporation (the "Company") according to the conditions hereof, as of the date written below. As of the date set forth below, the undersigned is in compliance with Section 4.19 of the Amended and Restated Securities Purchase Agreement between the Company, Infinity Investors Limited, Fairway Capital Limited and Cappello & Laffer Capital Corp. dated July 25, 1997. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:     ___________________________________________________
                             Date to Effect Conversion


                             ___________________________________________________
                             Number of shares of Preferred Stock to be Converted


                             ___________________________________________________
                             Number of shares of Common Stock to be Issued


                             ___________________________________________________
                             Applicable Conversion Ratio (as adjusted to give effect to prior Adjustment Events)


                             ___________________________________________________
                             Signature


                             ___________________________________________________
                             Name:


                             ___________________________________________________
                             Address:


The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, the Company shall convert up to an amount equal to 4.9% of the outstanding shares of Common Stock and issue to the holder one or more certificates representing shares of Preferred Stock which have not been converted as a result of this provision.





                                       18.